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[QUEENS COUNTY BANCORP, INC. LETTERHEAD]

Release Date: November 13, 1998                  Contact: Ilene A. Angarola
                                                          Vice President
                                                          Investor Relations
                                                          718-359-6401, ext. 275


                QUEENS COUNTY BANCORP SETS ANNUAL MEETING DATE


Queens, New York, November 13, 1998 - Queens County Bancorp, Inc. (Nasdaq: QCSB) today announced that April 21, 1999 has been established as the date of its Annual Meeting of Shareholders. The meeting will commence at 10:00 a.m., Eastern Standard Time, and will be held at the Sheraton LaGuardia East Hotel in Flushing, New York.

March 5, 1999 has been established as the date of record for voting at the Annual Meeting; proxy materials will be mailed, together with the Company's Annual Report to Shareholders, on or about March 19, 1999.

Queens County Bancorp is the holding company for Queens County Savings Bank, the first savings bank chartered by the State of New York in the New York City Borough of Queens. The Bank gathers deposits from its customers in Queens and Nassau County and invests these funds in the origination of residential mortgage loans throughout metropolitan New York. At September 30, 1998, the Company had assets of $1.7 billion, deposits of $1.1 billion, and a book value of $7.99 per share. Additional information about the Company's financial performance is available at its web site, www.qcsb.com

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